EXHIBIT 99.1

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Contact:	Susan E. Moss
Vice President of Corporate Communications
(502) 596-7296

KINDRED HEALTHCARE COMMENTS ON PROPOSED MEDICARE PAYMENT CHANGES FOR

LONG-TERM ACUTE CARE HOSPITALS

LOUISVILLE, Ky. (January 26, 2007) – Kindred Healthcare, Inc. (the “Company”) (NYSE: KND) today announced that the Centers for Medicare and Medicaid Services (“CMS”) issued late yesterday proposed regulatory changes regarding Medicare reimbursement for long-term acute care (“LTAC”) hospitals. The proposed rule would be effective for discharges occurring on or after July 1, 2007 through June 30, 2008. The proposed rule is subject to a 60-day public comment period.

The CMS proposed rule projects an overall decrease in payments to all Medicare certified LTAC hospitals of 2.9%. Included in this proposed decrease are (1) an increase to the standard Federal Payment Rate of .71%; (2) revisions to payment methodologies impacting short stay outliers which reduce payments by .9%; (3) adjustments to the wage index component of the federal payment resulting in projected reductions in payment of .5%; and (4) an extension of the policy known as the “25 Percent Rule” to all LTAC hospitals, which CMS projects will reduce payments by 2.2%.

The proposed short-stay outlier revisions would create a new category for cases having lengths of stay less than the average of a patient in a short-term hospital with the same diagnosis. Payment for such cases would be based on the payment that the short-term acute care hospital would have received.

Currently, CMS has regulations governing payment to LTAC hospitals that are co-located with another hospital. Most co-located hospitals can admit up to 25% of its patients from its host hospital and be paid according to the Long-Term Care Prospective Payment System (“LTC PPS”). Admissions that exceed the 25% limit are paid using the short-term hospital payment system. CMS is currently phasing-in this policy with it becoming fully effective after September 1, 2008.

CMS is now proposing to expand this policy to all LTAC hospitals, regardless of whether they are co-located with another hospital. Under this proposal, all LTAC hospitals will be paid LTC PPS rates for admissions from a single referral source up to 25%. Admissions beyond 25% would be paid using the short-term hospital payment system. Under the proposal, the 25% threshold would not apply immediately to certain LTAC hospitals. Hospitals having fiscal years beginning on or after 7/1/07 and before 10/1/07, including most of Kindred’s hospitals, will have their admission cap initially set at 50%. For most Kindred hospitals, this 50% cap would apply until September 1, 2008, after which the cap would be reduced to 25%.

CMS is also proposing that the annual update to the Long-Term Care Diagnostic Related Groups (“LTC DRG”) classifications and relative weights would be done in a budget neutral manner, effective October 1, 2007. As such, the estimated aggregate LTC PPS payments would be unaffected by the annual recalibration of LTC DRG payment weights.

Kindred’s President and Chief Executive Officer, Paul Diaz, characterized the CMS proposed rule as “anticipated,” but commented that leaders in Congress have expressed a strong preference to define the appropriate role for LTACs through certification criteria, not through further changes to the payment system: “While we are not surprised by CMS’s proposals, we are disappointed that there continue to be changes to the LTAC payment system that do not advance rational policy in the post-acute space. Leaders in both houses of Congress have introduced legislation that would ensure that patients admitted to LTACs need the unique, intensive services only we can provide. Both H.R. 562, introduced by Congressmen English and Pomeroy, and S. 338 introduced by Senators Conrad and Hatch, not only advance policy by ensuring appropriate placement of patients, both pieces of legislation would save the Medicare program an estimated $1.5 billion over the next five years. We agree with Congressional leaders that clinical certification criteria, not payment cuts, is the appropriate policy course for LTACs.”

Mr. Diaz also commented on CMS’s proposal to extend the LTAC Hospital within Hospital 25% rule to freestanding LTACs. “Dictating where medically complex patients can obtain needed care based exclusively on arbitrary admission limits ignores the clinical and quality of care considerations that should be the primary determinant of access to LTAC care.” Mr. Diaz commented further, “While we continue to analyze CMS’s proposal, I would emphasize that the actual impact of a 25% rule will vary widely depending on the operating model that specific freestanding LTACs use. For the most part, Kindred’s freestanding LTACs are deeply rooted in their communities and have long-standing relationships with a number of referral sources. In addition, we continue to develop relationships with non-Medicare private payer sources to the point that the percentage of our Hospitals’ revenue coming from private payers is approximately 30%.”

Mr. Diaz also commented, “Kindred supports CMS’s decision to re-weight the LTC-DRGs in a budget neutral manner as is done for acute care hospitals. Not only is this fair, it will help LTACs achieve a level of payment stability that is vital to plan for consistent care delivery. Over the past two years DRG re-weighting has reduced LTAC rates by nearly 6%, so this is a welcome change to the payment system.”

Kindred plans to submit comments to CMS within the 60-day public comment period and will provide further information to the public as it becomes available.

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding Kindred’s expected future financial position, results of operations, cash flows, financing plans, business strategy, budgets, capital expenditures, competitive positions, growth opportunities, plans and objectives of management and statements containing the words such as “anticipate,” “approximate,” “believe,” “plan,” “estimate,” “expect,” “project,” “could,” “should,” “will,” “intend,” “may” and other similar expressions, are forward-looking statements.

Such forward-looking statements are inherently uncertain, and stockholders and other potential investors must recognize that actual results may differ materially from Kindred’s expectations as a result of a variety of factors, including, without limitation, those discussed below. Such forward-looking statements are based upon management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which Kindred is unable to predict or control, that may cause Kindred’s actual results or performance to differ materially from any future results or performance expressed or implied by such forward-looking statements. These statements involve risks, uncertainties and other factors discussed below and detailed from time to time in Kindred’s filings with the Securities and Exchange Commission.

In addition to the factors set forth above, other factors that may affect Kindred’s plans or results include, without limitation, (a) Kindred’s ability to operate pursuant to the terms of its debt obligations and its master leases with Ventas, Inc.; (b) Kindred’s ability to meet its rental and debt service obligations; (c) Kindred’s and AmerisourceBergen Corporation’s ability to complete the proposed merger of their respective institutional pharmacy operations, including the receipt of all required regulatory approvals and the satisfaction of other closing conditions to the proposed transaction; (d) adverse developments with respect to Kindred’s results of operations or liquidity; (e) Kindred’s ability to attract and retain key executives and other healthcare personnel; (f) increased operating costs due to shortages in qualified nurses, therapists and other healthcare personnel; (g) the effects of healthcare reform and government regulations, interpretation of regulations and changes in the nature and enforcement of regulations governing the healthcare industry; (h) changes in the reimbursement rates or methods of payment from third party payors, including the Medicare and Medicaid programs, changes arising from and related to the Medicare prospective payment system for long-term acute care hospitals, including the final Medicare payment rules issued in May 2006, the Medicare Prescription Drug, Improvement, and Modernization Act of 2003, and changes in Medicare and Medicaid reimbursements for Kindred’s nursing centers; (i) national and regional economic conditions, including their effect on the availability and cost of labor, materials and other services; (j) Kindred’s ability to control costs, including labor and employee benefit costs; (k) Kindred’s ability to successfully pursue its development activities and successfully integrate new operations, including the realization of anticipated revenues, economies of scale, cost savings and productivity gains associated with such operations; (l) the increase in the costs of defending and insuring against alleged professional liability claims and Kindred’s ability to predict the estimated costs related to such claims; (m) Kindred’s ability to successfully reduce (by divestiture of operations or otherwise) its exposure to professional liability claims; (n) Kindred’s ability to successfully dispose of unprofitable facilities; and (o) Kindred’s ability to ensure and maintain an effective system of internal controls over financial reporting. Many of these factors are beyond Kindred’s control. Kindred cautions investors that any forward-looking statements made by Kindred are not guarantees of future performance. Kindred disclaims any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements to reflect future events or developments.

About Kindred Healthcare

Kindred Healthcare, Inc. (NYSE: KND) is a Fortune 500 healthcare services company, based in Louisville, Kentucky, with annualized revenues of $4.3 billion that provides services in over 500 locations in 39 states. Kindred through its subsidiaries operates long-term acute care hospitals, skilled nursing centers, institutional pharmacies and a contract rehabilitation services business, Peoplefirst Rehabilitation Services, across the United States. Kindred’s 55,000 employees are committed to providing high quality patient care and outstanding customer service to become the most trusted and respected provider of healthcare services in every community we serve. For more information, go to www.kindredhealthcare.com.